                                                                     EXHIBIT 4.2

                           STATEMENT OF DESIGNATION
                                      OF
             7.00% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                                      OF
                          WEINGARTEN REALTY INVESTORS

                                  ARTICLE ONE
                                  -----------

     WEINGARTEN REALTY INVESTORS (the "Company"), pursuant to the provisions of
Section 3.30 of the Texas Real Estate Investment Trust Act (the "TREITA"), hereby files this Statement of Designation of 7.00% Series C Cumulative Redeemable Preferred Shares of the Company (the "Statement") prior to the issuance of any shares of 7.00% Series C Cumulative Redeemable Preferred Shares, such series of unissued shares having been established by a resolution duly adopted by all necessary action on the part of the Company and the Board of Trust Managers, as provided for in the Restated Declaration of Trust, as amended ("Declaration of Trust").

                                  ARTICLE TWO
                                  -----------

     The name of the Company is Weingarten Realty Investors.

                                 ARTICLE THREE
                                 -------------

     Pursuant to the authority conferred upon the Board of Trust Managers by the Declaration of Trust and Section 3.30 of the TREITA, the Board of Trust Managers, pursuant to Section 10.20 of the TREITA, adopted a resolution establishing the 7.00% Series C Cumulative Redeemable Preferred Shares of the Company and designating the series and fixing and determining the preferences, limitations, and relative rights thereof, as set forth in the true and correct copy of the resolution attached hereto as Exhibit A (the "Designating Resolution").

                                  ARTICLE FOUR
                                  ------------

     The Designating Resolution was adopted effective as of January 14,  1999.

                                  ARTICLE FIVE
                                  ------------

     The Designating Resolution was duly adopted by all necessary action on the part of the Company.

     IN WITNESS WHEREOF, the undersigned officer has executed this Statement effective as of January 14, 1999.


                               By:        /s/ Stephen C. Richter
                                      -----------------------------------
                               Name:      Stephen C. Richter
                                      -----------------------------------
                               Title: Senior Vice President and Treasurer
                                      -----------------------------------

THE STATE OF TEXAS  (S)
                    (S)
COUNTY OF HARRIS    (S)

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared STEPHEN C. RICHTER, in his capacity as Senior Vice President and Treasurer of Weingarten Realty Investors, and acknowledged to me that he executed the above and foregoing instrument on behalf of the said Weingarten Realty Investors, as his own free and voluntary act and deed, for the uses, purposes and considerations therein expressed.

     IN WITNESS WHEREOF, said Appeared has executed these presents together with me, Notary, and the undersigned competent witnesses, at my office in the County and State aforesaid, on this 14th day of January, 1999.


                                                /s/  STEPHEN C. RICHTER
                                            -----------------------------------
                                            STEPHEN C. RICHTER

                                                /s/  JANE B. SCOTT
                                            -----------------------------------
                                            NOTARY PUBLIC

                                            My commission expires:

                                            -----------------------------------

                                   EXHIBIT A

                            DESIGNATING RESOLUTION
                            BOARD OF TRUST MANAGERS
                          WEINGARTEN REALTY INVESTORS
                               JANUARY 14, 1999


AUTHORIZATION OF 7.00% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
----------------------------------------------------------------------

     WHEREAS, the Board of Trust Managers of the Company has deemed it to be in the best interest of the Company and its shareholders for the Company to establish a series of preferred shares pursuant to the authority granted to the Board of Trust Managers in the Restated Declaration of Trust, as amended (the "Declaration of Trust") of the Company:

     NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Trust Managers by Article Seven of the Declaration of Trust of the Company, a series of preferred shares, par value $.03 per share, is hereby established, and the terms of the same shall be as follows:

     (I) TITLE. The series of preferred shares is hereby designated as the "7.00% Series C Cumulative Redeemable Preferred Shares" (the "Series C Preferred Shares").

     (II) NUMBER. The maximum number of authorized shares of the Series C Preferred Shares shall be 2,300,000.

     (III) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Shares shall rank on parity with the 7.44% Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares") and the 7.125% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares") and senior to the common shares and any other class or series of shares of the Company ranking, as to dividends and upon liquidation, junior to the Series C Preferred Shares (collectively, "Junior Shares").

     (IV)  DIVIDENDS.

        (A) The holders of the then outstanding Series C Preferred Shares shall be entitled to receive, when and as declared by the Board of Trust Managers out of any funds legally available therefor, cumulative dividends at the rate of $3.50 per share per year, payable in equal amounts quarterly in cash on the 15th day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall begin to accrue on the date of issuance of the Series C Preferred Shares and shall first be paid on March 15, 1999. Dividends shall be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date (the "Record Date"), which shall be the date designated by the Board of Trust Managers of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on the Series C Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among the Series C Preferred Shares. Except as provided in section (VI)(B)(v) and the last sentence of this paragraph, unless the full cumulative dividends on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends payable solely in common shares or other capital shares of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution made upon the common shares or any other capital shares of the Company ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation, nor shall any common shares, or any other capital shares of the Company ranking junior to or on parity with the Series C Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such shares) by the Company or any subsidiary of the Company (except by conversion into or exchange for such capital shares of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation). If accrued dividends on the Series C Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series C Preferred Shares for any dividend period and on any series of preferred shares at the time outstanding ranking on a parity as to the dividends with the Series C Preferred Shares will be declared ratably in proportion to accrued and unpaid dividends on the Series C Preferred Shares and such series of preferred shares at the time outstanding ranking on a parity as to dividends with the Series C Preferred Shares.

     "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

        (B) The amount of any dividends accrued on any Series C Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series C Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $3.50 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

        (C) Except as provided in this resolution, the Series C Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Company, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

        (D) Any dividend payment made on the Series C Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

        (E) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series C Preferred Shares shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series C Preferred Shares for the year over (b) the Total Dividends. Subject to the provisions of applicable law, the current and accumulated earnings and profits of the Company will be allocated first to distributions to the Series C Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and such other series of preferred shares ranking on parity as to dividends on an equal basis and then to distributions with respect to common shares of the Company.

        (F) No dividends on the Series C Preferred Shares shall be authorized by the Board of Trust Managers or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series C Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

     (V)  LIQUIDATION RIGHTS.

        (A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series C Preferred Shares then outstanding shall be entitled to receive and to have paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accrued and unpaid dividends thereon.

        (B) After the payment to the holders of the Series C Preferred Shares of the full preferential amounts provided for in this resolution, the holders of the Series C Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

        (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the amounts payable with respect to the preference value of the Series C Preferred Shares and any other shares of the Company ranking as to any such distribution on a parity with the Series C Preferred Shares are not paid in full, the holders of the Series C Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preference amounts to which they are entitled.

        (D) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with any other entity or the merger or consolidation of any other entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this resolution.

     (VI)  REDEMPTION.

     (A)  OPTIONAL REDEMPTION BY THE COMPANY.   On and after March 15, 2004,
the Company may, at its option, redeem at any time all or, from time to time, part of the Series C Preferred Shares at a price per share (the "Redemption Price"), payable in cash, of $50.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Company has funds legally available therefor. The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided for in subparagraph (IX) below.

     (B)  PROCEDURES OF COMPANY REDEMPTION.

        (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the transfer agent, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series C Preferred Shares to be redeemed at the address set forth in the share transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Redemption Date;
(b) the Redemption Price; (c) the number of Series C Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If fewer than all of the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares to be redeemed from such holder.

        (ii)  If notice has been mailed in accordance with subparagraph
(VI)(B)(i) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series C Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series C Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series C Preferred Shares and all rights of the holders thereof as shareholders of the Company (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, the certificate for any Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Series C Preferred Shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the Series C Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series C Preferred Shares without cost to the holder thereof.

        (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series C Preferred Shares shall be irrevocable except that:

           (a) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

           (b) any balance of monies so deposited by the Company and unclaimed by the holders of the Series C Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

        (iv) No Series C Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common shares, preferred shares, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

        (v) Unless full accumulated dividends on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series C Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by the Company or any subsidiary of the Company (except by conversion into or exchange for capital shares of the company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) and no shares of any series of preferred shares of the Company shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of Series C Preferred Shares in accordance with the applicable provisions of Article XVIII of the Declaration of Trust of the Company or as may otherwise be necessary to preserve the Company's REIT status or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

        (vi) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series C Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Company's default in the payment of the dividend due.

        (vii) In case of redemption of less than all Series C Preferred Shares at the time outstanding, the Series C Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series C Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company. Notwithstanding the foregoing, in the case of a Redemption Request (as defined below) which has not been fulfilled at the time the Company gives notice of its election to redeem all or any Series C Preferred Shares, the shares which are the subject of such pending Redemption Request shall be redeemed prior to any other Series C Preferred Shares.

     (C) OPTIONAL REDEMPTION UPON DEATH OF A HOLDER OF SERIES C PREFERRED SHARES. (i) Commencing on March 15, 1999, and on each June 15, September 15, December 15 and March 15 thereafter (each, a "Holder Redemption Date"), the Company will, upon the death of any registered owner of the Series C Preferred Shares, redeem such shares in exchange for cash or common shares of beneficial interest of the Company ("Common Shares"), at the Company's option. The Company shall redeem the Series C Preferred Shares subject to the limitations that the Company will not be obligated to redeem in any one year: (i) more than 69,000 outstanding Series C Preferred Shares during the period from January 21, 1999 through March 15, 2009; (ii) more than 46,000 outstanding Series C Preferred Shares during the period from March 16, 2009 through March 15, 2019; (iii) more than 23,000 outstanding Series C Preferred Shares at any time after March 16, 2019; and (iv) more than 500 Series C Preferred Shares per annum per deceased registered owner of Series C Preferred Shares (each a "Redemption Limitation" and collectively, the "Redemption Limitations"). The Redemption Limitations are cumulative; provided, however, that in any one year the amount of Series C Preferred Shares actually redeemed may not exceed 69,000 shares (the "Cumulative Annual Limitation"). Accordingly, the difference, if any, between a specific year's Redemption Limitation and the amount of Series C Preferred Shares actually redeemed in such year may be redeemed in a subsequent year, subject to the Cumulative Annual Limitation. The Cumulative Annual Limitation is also subject to quarterly redemption limitations.

The Company will redeem shares subject to the following cumulative limitation:
(i) March 15 - up to 17,250 shares; (ii) June 15 - up to 34,500 shares; (iii) September 15 - up to 51,750 shares; and (iv) December 15 - up to 69,000 shares.

        (ii) A request for redemption of Series C Preferred Shares may be initiated by the personal representative or other person authorized to represent the estate of the deceased registered owner or from a surviving joint tenant(s) or tenant(s) by the entirety (each, a "Personal Representative"). At least 20 days prior to the Holder Redemption Date, the Personal Representative shall deliver: (a) a written request to the transfer agent, signed by the Personal Representative; (b) the Series C Preferred Shares to be redeemed if certificated, or if not, notice of the number of shares to be redeemed; (c) appropriate evidence of death and ownership of such Series C Preferred Shares at the time of death; and (d) appropriate evidence of the authority of such Personal Representative, all of which must be deemed acceptable by the transfer agent at least 10 days prior to the applicable Holder Redemption Date (collectively, the "Redemption Request"). A Redemption Request which exceeds any of the limitations set forth in Section (VI)(C)(i) will be held for redemption in subsequent years until redeemed in full. A Redemption Request will be applied in the order of receipt by the transfer agent to successive years, regardless of the number of years required to redeem such shares. All Redemption Requests will be redeemed in the order in which received by the transfer agent.

        (iii) The transfer agent may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents accompanying a Redemption Request or for determining whether the applicable decedent is in fact the registered owner of the Series C Preferred Shares to be redeemed or is in fact deceased and whether the Personal Representative is duly authorized to request redemption on behalf of the applicable registered owner.

        (iv) At the Company's option, the Series C Preferred Shares may be redeemed for either cash or Common Shares. If such shares are redeemed by the Company for cash, the redemption price of such shares is $50.00 per share (plus all accrued and unpaid dividends). If, however, such shares are redeemed by the Company for Common Shares, the redemption price will be $50.50 per Series C Preferred Share and the number of Common Shares received will be based on the closing price of the Common Shares on the day prior to the Decedent Redemption Date (plus all accrued and unpaid dividends, which shall be paid in cash). No fractional Common Shares will be issued. In lieu of any fractional shares, the Company will pay cash in an amount equal to the product of such fraction multiplied by the closing price of one share on the day prior to the Decedent Redemption Date.

        (v) For purposes of this Section (VI)(C), Series C Preferred Shares held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single registered owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a registered owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a registered owner of Series C Preferred Shares will be deemed the death of the registered owner, regardless of the recordation of such shares on the records of the transfer agent, if such rights can be established to the satisfaction of the transfer agent and the Company. Such shares shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a registered owner during such person's lifetime. Series C Preferred Shares registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), are subject to the Redemption Limitations described above as applied to each Beneficial Owner (as defined herein) of such shares held by any Qualified Institution. In connection with the Redemption Request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the Series C Preferred Shares subject to request on behalf of such beneficial owner and must certify the aggregate amount of Redemption Requests made on behalf of such beneficial owner. A Beneficial Owner means the person who has the right to sell, transfer or otherwise dispose of the Series C Preferred Shares and the right to receive the proceeds therefrom payable to the registered owner thereof.

     In the case of any Redemption Request which is presented pursuant to Section (VI)(C) which has not been fulfilled at the time the Company gives notice of its election to redeem all, or part, of the Series C Preferred Shares pursuant to Sections (VI)(A) and (VI)(B) hereof, such shares shall be redeemed pursuant to such Sections (VI)(A) and (VI)(B) prior to any other shares of Series C Preferred Shares being redeemed. Any Redemption Request may be withdrawn by the Personal Representative presenting the same upon delivery of a written request for such withdrawal given to the transfer agent at least 10 days prior to payment for redemption of such shares pursuant to this Section (VI)(C). Any Personal Representative that withdraws its request for redemption shall no longer be entitled to exercise its rights under this Section (VI)(C).

     (VII) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series C Preferred Shares shall not be entitled to vote at any meeting of the shareholders for the election of Trust Managers or for any other purpose or otherwise to participate in any action taken by the Company or the shareholders thereof, or to receive notice of any meeting of shareholders.

     (A) Whenever dividends on any Series C Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series C Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trust Managers of the Company at a special meeting called by the holders of record of at least ten percent (10%) of the Series C Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series C Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trust Managers of the Company will be increased by two Trust Managers.

     (B) So long as any Series C Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or this resolution, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creating or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized Series C Preferred Shares or any other series of preferred shares, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     (C) On each matter submitted to a vote of the holders of Series C Preferred Shares in accordance with this resolution, or as otherwise required by law, each Series C Preferred Share shall be entitled to one vote. With respect to each Series C Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

     (VIII) CONVERSION. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company except (i) as necessary to preserve real estate investment trust status for federal income tax purposes, or (ii) with respect to the Company's right to redeem shares pursuant to Section VI (C) in either cash or Common Shares.

     (IX) RESTRICTIONS ON OWNERSHIP. The Series C Preferred Shares shall be subject in all respects to the provisions of Article XVIII of the Declaration of Trust of the Company.

RATIFICATION AND AUTHORIZATION
------------------------------

     RESOLVED, that any and all acts and deeds of any officer or Trust Manager of the Company taken prior to the date hereof on behalf of the Company with regard to the foregoing resolutions are hereby approved, ratified and confirmed in all respects as and for the acts and deeds of the Company.

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

     FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, severally and without the necessity for joinder of any other person, authorized, empowered and directed to execute and deliver any and all such further documents and instruments and to do and perform any and all such further acts and deeds that may be necessary or advisable to effectuate and carry out the purposes and intents of the foregoing resolutions, including, but not limited to, the filing of a statement with the County Clerk of Harris County, Texas, setting forth the designations, preferences, limitations and rights of Series C Preferred Shares pursuant to Section 3.30 of TREITA, all such actions to be performed in such manner, and all such documents and instruments to be executed and delivered in such form, as the officer performing or executing the same shall approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Board of Trust Managers.

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